Exhibit 2.1

FIRST AMENDMENT

TO

SHARE PURCHASE AGREEMENT

This First Amendment is made this 30th day of November 2012 (“Effective Date”) by and among HNR Energia B.V., Harvest Natural Resources, Inc. and PT Pertamina (Persero).

Recitals

The Parties hereto have entered into a Share Purchase Agreement dated June 21, 2012 (the “Share Purchase Agreement”) and wish to amend the Share Purchase Agreement as hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

1.	The definition of the term “Outside Date” in Section 1.1 of the Share Purchase Agreement is hereby amended to read in its entirety as follows:

“’Outside Date’ means May 15, 2013.”

2.	Section 8.1(l) of the Share Purchase Agreement is hereby amended to read in its entirety as follows:

“(l) by Seller if the Buyer Shareholder Approval has not been obtained on or before January 31, 2013;”

3.	Except as amended hereby, the Share Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be effective duly executed and delivered as of the Effective Date first above written.

HNR ENERGIA B.V.

By	/s/ James A. Edmiston

Its Authorized Agent

HARVEST NATURAL RESOURCES, INC.

By	/s/ James A. Edmiston

Its President and Chief Executive Officer

PT PERTAMINA (PERSERO)

By	/s/ Karen Agustiawan

Its President Director & CEO